Exhibit 4.2

AMENDMENT TO

COMMON STOCK PURCHASE WARRANT

This AMENDMENT TO COMMON STOCK PURCHASE WARRANT (this “Amendment”) is entered into as of December 4, 2023, by and between Meta Materials Inc., a Nevada corporation (the “Company”), and [________] (the “Holder”).

WHEREAS, the Holder is the holder of a Common Stock Purchase Warrant issued on June 28, 2022 (the “June 2022 Warrant”) to purchase [___] shares of common stock of the Company, par value $0.001 per share (the “Common Stock”);

WHEREAS, pursuant to Section 5(l) of the June 2022 Warrant, the June 2022 Warrant may be modified or amended or the provisions thereof waived with the written consent of the Company, on the one hand, and the Holder, on the other hand; and

WHEREAS, the Company and the Holder desire to amend the June 2022 Warrant as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holder hereby agree as follows:

1.
Amendment to “Exercise Price”. Section 2(b) of the June 2022 Warrant is hereby amended and restated in its entirety as follows:

“b) Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $0.095, subject to adjustment hereunder (the “Exercise Price”).”

2.
Amendment to “Initial Exercise Date” Defined Term. The defined term “Initial Exercise Date” in the June 2022 Warrant is hereby defined to mean (i) June 6, 2024 with respect to an aggregate of [______] Warrant Shares underlying the June 2022 Warrant, and (ii) December 6, 2023 with respect to an aggregate of [_____] Warrant Shares underlying the June 2022 Warrant.
3.
Amendment to “Termination Date” Defined Term. The defined term “Termination Date” in the June 2022 Warrant is hereby defined to mean (i) June 6, 2029 with respect to an aggregate of [______] Warrant Shares underlying the June 2022 Warrant, and (ii) December 6, 2028 with respect to an aggregate of [______] Warrant Shares underlying the June 2022 Warrant.
4.
No Further Amendment. Except as amended by this Amendment, the June 2022 Warrant remains unaltered and shall remain in full force and effect.
5.
Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of that certain Securities Purchase Agreement, dated as of December 4, 2023, by and between the Company and the Holder with respect to the June 2022 Warrant.
6.
Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by facsimile, electronic mail (including as a PDF file) or other transmission method shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Amendment.

(Signature page follows)

IN WITNESS WHEREOF, each of the Company and the Holder has caused this Amendment to be executed by its officer thereunto duly authorized as of the date first above indicated.

COMPANY

META MATERIALS INC.

By:

Name: Uzi Sasson

Title: Chief Executive Officer

HOLDER

By:

Name:

Title: